SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 14, 2016 (December 13, 2016)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33443	20-5653152
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

601 Travis, Suite 1400, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On December 13, 2016, Dynegy Inc. (the “Company”), the guarantors, the lenders and other parties thereto entered into a waiver (the “Waiver”) to the Company’s existing Credit Agreement, dated as of April 23, 2013 (the “Existing Credit Agreement”), providing a waiver from the lenders party thereto of the requirements to apply asset sale proceeds and casualty or condemnation proceeds to mandatory repayments of the outstanding term loans under the Existing Credit Agreement. The Waiver shall apply only to such asset sale proceeds and casualty and condemnation proceeds received on or before 545 days following the effective date of the Waiver and only to the extent such proceeds are applied to repay or prepay revolving loans under the Existing Credit Agreement (without any corresponding reduction of commitments thereunder) and/or other indebtedness of the Company that is secured by the collateral on a pari passu basis with the obligations under the Existing Credit Agreement (and, to the extent such other indebtedness is revolving indebtedness, without any corresponding reduction in commitments).

The foregoing summary highlights information contained in the Waiver. It does not contain all the information that may be important to you and is qualified in its entirety by reference to the terms of the Waiver included as Exhibit 10.1 and incorporated herein by reference.

Item 7.01                                           Regulation FD Disclosure.

On December 9, 2016, the Company made a voluntary prepayment pursuant to Section 5.01 of the Company’s Existing Credit Agreement in the amount of $550 million, representing a portion of the aggregate outstanding amount of its Initial Tranche B-2 Term Loans maintained as LIBOR Loans with an Interest Period of three months ending on December 31, 2016.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                            Exhibits:

Exhibit No.	Document

10.1	Waiver to the Credit Agreement, dated December 13, 2016, among Dynegy Inc., as borrower and the lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2016	DYNEGY INC.
(Registrant)

	By:	/s/ Catherine C. James
	Name:	Catherine C. James
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Waiver to the Credit Agreement, dated December 13, 2016, among Dynegy Inc., as borrower and the lenders party thereto